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                                                                     EXHIBIT 8.2

                             [FORM OF TAX OPINION]

                      [CHOATE, HALL & STEWART Letterhead]

                                January   , 2000

Ardent Software, Inc.
50 Washington Street
Westboro, MA 01581-1021

Ladies and Gentlemen:

    This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Reorganization dated as of November 30, 1999 (the "Merger Agreement"), by and among Informix Corporation, a Delaware corporation ("Parent"), Iroquois Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Ardent Software, Inc., a Delaware corporation ("Ardent"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Ardent (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    The opinion set forth below is based upon the Code, judicial decisions, and administrative regulations and published rulings and other pronouncements, all as in effect and existing on the date hereof. The law expressed in the Code and in such decisions, regulations, and rulings is subject to change at any time (and any such change could have retroactive effect), and future legislative, judicial, or administrative actions could affect the opinion expressed herein. This opinion is not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or courts would agree with our conclusions. No ruling has been or will be requested from the Internal Revenue Service concerning the U.S. federal income tax consequences of the Merger. By rendering this opinion we undertake no responsibility to advise you of any developments in the application or interpretation of the federal income tax laws. Our opinion is also based on the facts and assumptions stated herein. Any variation or differences in the facts recited herein for any reason might affect the conclusions stated herein in an adverse manner or make them inapplicable.

    We have formed our opinion after review of, and in reliance upon, the Merger Agreement, including all exhibits and attachments thereto, and the Registration Statement. We have assumed that all documents presented to us as originals are authentic, that all signatures are genuine, and that all copies of documents fully conform to authentic original documents. We have further assumed that all facts, representations, and warranties set forth in the Merger Agreement (including exhibits thereto), and Registration Statement are true and accurate and will continue to be true and accurate at the Effective Time, that all conditions and covenants to closing set forth in the Merger Agreement and pertinent to this opinion will be met and will not be waived, and that all other documents provided for in the Merger Agreement will be properly executed and delivered prior to the Effective Time. We have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that all representations to be provided to us by Parent, Merger Sub and Ardent in the tax representation certificates are true and accurate and continue to be true and accurate at the Effective Time.

    Our opinion is limited to the specific federal income tax matters described below. We intend to offer no other opinions and no other opinions should be inferred. In particular, this opinion does not
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Ardent Software, Inc.
January   , 2000
Page 2

address any issues relating to any state, local, or foreign taxes or to any other federal taxes. Except as specifically stated below, this opinion also do not address the tax consequences of the Merger for any taxpayer other than Ardent, including Parent and the stockholders thereof, as to whom counsel for Parent is rendering tax opinions.

    Based on and subject to the foregoing, in our opinion, the discussions contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications set forth therein, set forth the material United States federal income tax considerations generally applicable to the Merger.

    This opinion letter may not be relied upon by any person or entity, other than you or your shareholders, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement and to all references to us and to this opinion letter in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          CHOATE, HALL & STEWART